NationsBank Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges                         Exhibit 12(a)
(Dollars in Millions)



                                                                               Year ended December 31
                                                          ----------------------------------------------------------------
                                                              1997        1996         1995          1994         1993
                                                          ----------- ----------- ------------- ------------- ------------
Excluding Interest on Deposits
Income before taxes .....................................   $ 4,796     $ 3,634      $2,991        $2,555        $1,991
Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........................        --           2          (7)           (3)           (5)
Fixed charges:
  Interest expense (including capitalized interest) .....     4,707       4,125       4,480          2,896         1,421
  Amortization of debt discount and
   appropriate issuance costs ...........................        19          20          12              8             6
  1/3 of net rent expense ...............................       150         126         125            114            96
                                                            -------     -------      --------      -------       -------
   Total fixed charges ........................... ......     4,876       4,271       4,617          3,018         1,523
Earnings (excluding capitalized interest) ...............   $ 9,672     $ 7,907      $7,601         $5,570        $3,509
                                                            =======     =======      ========      =======       =======
Fixed charges ...........................................   $ 4,876     $ 4,271      $4,617         $3,018        $1,523
                                                            =======     =======      ========      =======       =======
Ratio of Earnings to Fixed Charges ......................      1.98        1.85        1.65           1.85          2.30

Including Interest on Deposits
Income before taxes .....................................   $ 4,796     $ 3,634      $2,991        $2,555         $1,991
Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........................        --           2          (7)           (3)           (5)
Fixed charges:
  Interest expense (including capitalized interest) .....     8,662       7,447       7,761         5,310         3,570
  Amortization of debt discount and
   appropriate issuance costs ...........................        19          20          12             8             6
  1/3 of net rent expense ...............................       150         126         125           114            96
                                                            --------    --------     --------      -------       -------
   Total fixed charges ........................... ......     8,831       7,593        7,898        5,432         3,672
Earnings (excluding capitalized interest) ...............   $13,627     $11,229      $10,882       $7,984        $5,658
                                                            ========    ========     ========      =======       =======
Fixed charges ...........................................   $ 8,831     $ 7,593       $7,898       $5,432        $3,672
                                                            ========    ========     ========      =======       =======
Ratio of Earnings to Fixed Charges ......................      1.54        1.48        1.38         1.47           1.54
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